Exhibit 10.1
AMENDMENT NO. 1 TO WARRANT AGREEMENT
THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT (this “Amendment”), dated as of July 3, 2024, is made by and between Hagerty, Inc., a Delaware corporation (f/k/a Aldel Financial Inc.) (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of April 8, 2021, between the Company and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement.
WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of (i) the Registered Holders of 50% of the then outstanding Public Warrants, and (ii) the Registered Holders of 50% of the then outstanding Private Placement Warrants;
WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for Common Stock, on the terms and subject to the conditions set forth herein; and
WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 (No. 333-279919) filed with and declared effective by the Securities and Exchange Commission on July 1, 2024, (i) the Registered Holders of 87.3% of the then outstanding Public Warrants, and (ii) the Registered Holders of 98.4% of the then outstanding Private Placement Warrants, consented to and approved this Amendment.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1Amendments to Existing Warrant Agreement. The parties hereby amend the Existing Warrant Agreement by adding the new Section 6A thereto:
“6A. Mandatory Exchange.
6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the outstanding Warrants, as described in Section 6A.2 below, for Common Stock, at the exchange rate of 0.18 shares of Common Stock for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In addition, notwithstanding Section 4.6 hereof, in lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by $11.01.
6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, (or, as to holders of Warrants held in global form, in accordance with DTC notice procedures) by the Company not less than fifteen (15) days prior to the Exchange Date to the registered holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election through a press release following the mailing of such notice.
6A.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Subsection 3.3.1(b) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the registered holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”
2Miscellaneous Provisions.
2.1.Applicable Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
2.2.Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
2.3.Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
2.4.Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.5.Effect on Existing Warrant Agreement. Other than as specifically set forth herein, all other terms and provisions of the Existing Warrant Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.
2.6.Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

HAGERTY, INC.

By:	/s/ Patrick McClymont
Name: Patrick McClymont
Title: Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Ana Gois
Name: Ana Gois
Title: Vice President & Account Manager
[Signature Page to Amendment to Warrant Agreement]